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                                November 6, 2003

Pinnacle West Capital Corporation
400 North 5th Street
Phoenix, Arizona  85004

Ladies and Gentlemen:

      Reference is made to (a) your proposed offering of up to $600,000,000 of your securities, as contemplated by the registration statement (the "Registration Statement") on Form S-3, No. 333-101457 filed by you with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), on November 25, 2002, and declared effective by the Commission on December 5, 2002, which securities include debt securities, preferred stock, common stock, purchase contracts, units or any combination thereof; and (b) your issuance and sale of $165,000,000 aggregate principal amount of Floating Rate Senior Notes due 2005 (the "Notes"), pursuant to the Underwriting Agreement dated November 6, 2003 (the "Underwriting Agreement") between you and the underwriters named therein and the Indenture dated as of December 1, 2000, as amended and supplemented to the date hereof and as further amended and supplemented by the Second Supplemental Indenture thereto dated as of November 1, 2003, in substantially the form filed by you as Exhibit 4.20 to your Form 8-K Report dated November 6, 2003 (the "Indenture").

      We have examined the definitive prospectus, dated December 5, 2002, and the prospectus supplement, dated November 6, 2003 (the prospectus and prospectus supplement, and all material incorporated therein by reference being hereinafter referred to as the "Prospectus"), relating to the Notes. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, agreements, and other instruments, certificates, orders, opinions, correspondence with public officials, certificates provided by your officers and representatives, and other documents as we have deemed necessary or advisable for the purposes of rendering the opinions set forth herein.

      Based on the foregoing, it is our opinion that upon the issuance and delivery of the Notes in accordance with the Underwriting Agreement and the Indenture, and receipt by you of the consideration set forth in the Prospectus, the Notes will be validly issued and will constitute your legal, valid, and binding obligations except as the same may be limited by (a) general principles of equity or by bankruptcy, insolvency, reorganization, arrangement, moratorium, or other laws or equitable principles relating to or affecting the enforcement of creditors' rights generally, and (b) the qualification that certain waivers, procedures, remedies, and other provisions of the Notes may be unenforceable under or limited by the law of the State of
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Pinnacle West Capital Corporation
November 6, 2003
Page 2


Arizona; however, such law does not in our opinion substantially prevent the practical realization of the benefits thereof.

      Consent is hereby given to the use of this opinion as part of the Registration Statement, and to the use of our name wherever it appears in said Registration Statement and the related Prospectus.


                                     Very truly yours,


                                     Snell & Wilmer L.L.P.